Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

September 2012 Performance Update

The Frontier Fund Supplement Dated September 30, 2012 to Prospectus Dated April 30, 2012 and the Supplement dated

August 17, 2012.

The Frontier Fund Class 3

T H E   F R O N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

September performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	September 30, 2012 MTD	September 30, 2012 YTD	NAV / Unit
Balanced Series-3a	-3.54%	1.06%	$129.72
Long/Short Commodity Series-3	-1.37%	2.08%	$165.33

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of September 30, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$153,384.18
Unrealized trading gain (loss)	(297,832.92)
Less: Commissions	(5,468.71)
Less: Trading Fee paid to Managing Owner	(2,354.10)
Interest income	4,769.84

Total Income	(147,501.71)
EXPENSES
Trading fees	3,640.98
Broker service fees	0.00
Incentive fees	(5,279.18)
Management fees	3,313.34

Total Expenses	1,675.14

Net Income (Loss)	$(149,176.85)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	31,345.34047	$4,215,271.65	$134.48
Current month additions	0.00000	0.00
Current month redemptions	0.00000	0.00
Net income (loss) for current month		(149,176.85)	(4.76)

Net asset value, end of current month	31,345.34047	$4,066,094.80	$129.72

	Monthly rate of return		-3.54%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - BALANCED SERIES - 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$273,915.86
Unrealized trading gain (loss)	(518,285.43)
Less: Commissions	(26,027.31)
Less: Trading Fee paid to Managing Owner	(14,664.21)
Interest income	38,361.04

Total Income	(246,700.05)
EXPENSES
Broker service fees	0.00
Incentive fees	(15,144.88)
Management fees	126,031.07

Total Expenses	110,886.19

Net Income (Loss)	$(357,586.24)

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	159,130.85132	$26,674,426.68	$167.63
Current month additions	0.00000	0.00
Current month redemptions	(9,872.24834)	(1,640,625.02)
Net income (loss) for current month		(357,586.24)	(2.30)

Net asset value, end of current month	149,258.60300	$24,676,215.42	$165.33

	Monthly rate of return		-1.37%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                          /s/     S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 3

THE FRONTIER FUND BALANCED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$8,337,383.34
Unrealized trading gain (loss)	(16,271,941.48)
Less: Commissions	(300,068.35)
Less: Trading Fee paid to Managing Owner	(128,574.73)
Interest income	8,314.09

Total Income	(8,354,887.13)
EXPENSES
Trading fees	4,642.70
Broker service fees	371,939.96
Incentive fees	(295,978.12)
Management fees	181,925.30

Total Expenses	262,529.84

Net Income (Loss)	$(8,617,416.97)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,714,351.93653	$231,541,322.75	$135.06
Current month additions	335.72634	41,616.43
Current month redemptions	(17,321.04829)	(2,248,345.67)
Net income (loss) for current month		(8,617,416.97)	(5.02)

Net asset value, end of current month	1,697,366.61443	$220,717,176.54	$130.04

	Monthly rate of return		-3.72%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                          /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - BALANCED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

September 30, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$740,419.29
Unrealized trading gain (loss)	(1,380,296.61)
Less: Commissions	(70,891.33)
Less: Trading Fee paid to Managing Owner	(82,562.92)
Interest income	104,133.86

Total Income	(689,197.71)
EXPENSES
Trading fees	0.00
Broker service fees	35,210.80
Incentive fees	(40,283.08)
Management fees	268,642.06

Total Expenses	263,569.78

Net Income (Loss)	$(952,767.49)

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	487,493.88030	$70,817,066.91	$145.27
Current month additions	2,882.84246	369,323.32
Current month redemptions	(20,164.05333)	(2,991,263.24)
Net income (loss) for current month		(952,767.49)	(2.27)

Net asset value, end of current month	470,212.66954	$67,242,359.50	$143.00

	Monthly rate of return		-1.56%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                          /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES